Exhibit 99.1

Gail Goodman, Former CEO of Constant Contact, Appointed to MINDBODY Board of Directors

San Luis Obispo, CA – April 18, 2016 – MINDBODY, Inc. (NASDAQ:MB), the leading provider of cloud-based business management software for the wellness services industry, today announced the appointment of Gail Goodman to its Board of Directors.

Goodman served as President and CEO of the online marketing firm Constant Contact for over 16 years, managing its growth from startup through initial public offering and for eight years as a publicly traded company. Under her leadership, Constant Contact became the online marketing tool of choice for more than 650,000 customers worldwide, was ranked 134 on Deloitte's 2010 Technology Fast 500 and was named Best Overall Company at the 2009, 2010 and 2011 American Business Awards.

“Gail led Constant Contact from a pre-revenue startup to a more than $1 billion market cap public company, while revolutionizing the way small businesses connect to and build relationships with their customers,”  said MINDBODY’s CEO and Co-founder, Rick Stollmeyer. “Constant Contact was among our first API partners, and today thousands of our subscribers leverage their integrated technology to grow their businesses. Gail's unique insights and wealth of experience constitute an invaluable addition to our Board. We look forward to working closely with her."

“I’m thrilled to have the opportunity to work with an industry-leading team that shares a common passion for supporting small business owners,” said Goodman. “MINDBODY’s web and mobile technologies are transforming the wellness landscape and enabling people to live healthier lives. I’m looking forward to contributing to such a meaningful cause.”

Goodman was named "Executive of the Year" at the 2009 American Business Awards and won the 2008 Ernst & Young Entrepreneur of the Year award for the New England region. In 2011, she was inducted into the MITX Innovation Hall of Fame and named one of Boston's Top 30 Innovators by The Boston Globe. She holds a B.A. from The University of Pennsylvania and an M.B.A. from The Tuck School of Business at Dartmouth College.

About MINDBODY

MINDBODY, Inc. (NASDAQ: MB) is the leading provider of cloud-based business management software for the wellness services industry and an emerging consumer marketplace, with over 51,000 local business subscribers in over 130 countries and territories. These subscribers provide a variety of wellness services to approximately 28 million active consumers. MINDBODY's integrated software and payments platform helps business owners in the wellness services industry run, market and build their businesses. MINDBODY also helps consumers more easily evaluate, engage and transact with these businesses, enabling them to live healthier and happier lives. For more information, visit mindbodyonline.com.

© 2016 MINDBODY, Inc. All rights reserved. MINDBODY, the Enso logo and Love Your Business are trademarks or registered trademarks of MINDBODY, Inc. in the United States and/or other countries. Other company and product names may be trademarks of the respective companies with which they are associated.

Media Contact: Jennifer Saxon

jennifer.saxon@mindbodyonline.com

805-419-2839